                                                                    Exhibit 10.4

                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

                           NONCOMPETITION AGREEMENT


     This is Amendment No. 1 (the "Amendment") to the Employment Agreement (the "Agreement") dated as of December 1, 1997, between Bruce F. Dickson (the "Employee") and Continental Homes Holding Corp. (the "Company"). This Amendment is dated December 18, 1997, and shall be effective upon the date (the "Effective Date") of the consummation of the Merger (as defined below).


                                   RECITALS


     A. Since the execution of the Agreement the Company has agreed to merge (in the "Merger") with D. R. Horton, Inc. ("Horton"). In the Merger Horton will assume the Company's obligations under the Agreement.

     B. Horton and the Employee wish to amend the Agreement, inter alia, to reflect certain bonus arrangements for and grant of stock options to Employee and the Employee's execution of the noncompetition provisions contained herein.

     NOW, THEREFORE, in consideration of the consideration reflected in this Amendment and in the Agreement, Employee and Horton agree as follows:


                                   AGREEMENT


         1. Definitions. Capitalized terms in this Amendment shall have the meanings given to them in the Agreement. Horton and Company are used interchangeably in this Amendment.

         2. Grant of options. In addition to salary, bonus, and benefits provided to Employee under the Agreement, on the Effective Date the Company shall grant to Employee 100,000 options, pursuant to Horton's 1991 Stock Incentive Plan (the "Option Plan"), on the terms and conditions specified on Schedule A to this Amendment. This option grant shall be subject to all the terms and conditions of the Option Plan, a copy of which is annexed as Schedule B.

         3. Bonus. (a) Employee and Company agree that payment of a bonus to Employee during the first two years following the Merger shall be governed by this Section 3. Following the Merger, Horton will operate the acquired company as a separate region (the "Continental Region") of the Company. Employee shall be paid an annual bonus equal to one and one-quarter per cent (1.25%) of the annual pre-tax earnings of the Continental Region of the Company (the "Region Earnings"). The Region Earnings shall be calculated (i) using accounting principles used by the Company for all of its homebuilding divisions, (ii) after appropriate charges for overhead, interest, and other charges incurred at the corporate level and allocated by the

Company based upon usage by the Continental Region in a manner similar to the way such charges are allocated to the Company's other homebuilding divisions, but (iii) before provision for incentive bonuses.

          (b) Promptly after the end of the Company's first fiscal month following the first anniversary of the Merger, and at the end of the same month one year later, the Company shall prepare a calculation of the Region Earnings for the preceding twelve month period, and forward such calculation (and any supporting documentation that Employee may reasonably request) to the Employee for his review. Within ten days after receipt of this calculation the Employee shall notify the Company in writing of his agreement with the calculation, or of any disagreement. A notice of disagreement shall include the basis for disagreement with reasonable specificity. If the Employee and the Company cannot resolve any disagreement, the matter shall be finally resolved in the same manner as a dispute under Section 8(h) of the Agreement, except that (i) each party shall submit a figure and supporting documentation to the accounting firm (the "Umpire"), which shall select one of the figures submitted and no other figure, and (ii) the Umpire's fees and expenses shall be borne by the party whose figure is not selected.

          (c) In addition to the bonus payable under part (b) above, the Company shall pay a bonus (the "Stub Period Bonus") to Employee for the period (the "Stub Period") from the Effective Date to the date immediately prior to the twelve month period used to calculate his annual bonus. The Stub Period Bonus will be calculated on the basis used to calculate Employee's bonus for the year immediately preceding the Effective Date, based upon the number of days in the Stub Period.

          (d) The Company shall pay each annual bonus within fifteen days after Employee's agreement with the calculation of Region Earnings, or, if a disagreement, within fifteen days after resolution as provided in part (b).

          (e) In the event that the Continental Region is amalgamated with operations that are new to the Company following a merger or internal reorganization, Employee and Company shall negotiate in good faith a replacement formula for the formula specified in part (a) above.

          4. Non-Disclosure Agreement. (a) In connection with his employment with the Company, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information of the Company. "Trade secrets and other proprietary and confidential information" include but are not limited to the following: (1) business, pricing, marketing, and cost data; (2) technical information regarding the Company's products; (3) confidential customer information; (4) customer and supplier lists; (5) contents of contracts and agreements with customers; (6) customer requirements and specifications, and (7) home designs, development techniques, and other products or processes, whether or not developed or used by Employee. Employee acknowledges that the Company has taken steps to keep trade secrets and other proprietary and confidential information secret, including disclosing the information only on a need-to-know basis, labeling documents as "confidential," and keeping confidential information in secure areas. Employee further acknowledges that the trade secrets and other proprietary and confidential information have been developed or acquired by the

Company through expenditure of substantial time, effort, and money and provide the Company with an advantage over competitors who do not know or use such trade secrets and other proprietary and confidential information.

          (b) In consideration for access to trade secrets and other proprietary and confidential information, Employee agrees that during the Noncompetition Period (as defined in Section 5) he will not directly or indirectly disclose or use for any reason whatsoever any trade secrets and other proprietary and confidential information obtained by him by reason of his employment with the Company, except as required to conduct the business of the Company or as authorized by express written permission of the Board or as otherwise required by law.

          (c) Employee confirms that all trade secrets and other proprietary and confidential information, and all documents reflecting such information, remain the exclusive property of the Company. All business records, papers, and documents kept or made by Employee relating to the business of the Company shall be and remains the property of the Company and shall remain in the possession of the Company during the term of Employee's employment and at all times thereafter. Upon the termination of his employment with the Company or upon the request of the Company at any time, Employee shall promptly deliver to the Company, and shall retain no copies of, any materials, records, and documents (in whatever form or medium) made by Employee or coming into his possession concerning the business or affairs of the Company.

          (d) Employee acknowledges and agrees that the nature of the trade secrets and other proprietary and confidential information to which he will be given access would make it impossible for him to perform in the capacity of officer, director, employee, agent, consultant, or representative of any Competitor (as defined in Section 5) in the Prohibited Territory (as defined in
Section 5) during the Noncompetition Period without disclosing or utilizing the trade secrets and other proprietary and confidential information to which he will be given access during the course of his employment. Employee further acknowledges and agrees that the Company's products are marketed in a highly competitive market.

          5. Non-Competition. (a) In addition to the consideration specified in Section 5(b) below, in consideration of access to trade secrets and other proprietary information of the Company, and in consideration of the options and bonus specified in Sections 2 and 3 of this Amendment, for a period (the "Noncompetition Period") from the Effective Date to the later of (x) two years thereafter or (y) one year after the Employee leaves the employ of the Company, Employee will not:

              (i) accept a position as an officer, director, employee, agent, consultant, representative of (A) a person or entity that is engaged in development of raw land for residential construction or in the construction and sale of single family homes in any area that includes metropolitan Denver, metropolitan Phoenix, South Florida, California, Texas, or any area in which the Continental Region has done business for the twelve preceding calendar months (collectively, the "Prohibited Territory") or (B) any other person or entity that, as of the date of Employee's termination, competes directly with the Company or any of its subsidiaries in the Prohibited Territory (an entity described in either part (A) or (B) is referred to in this Agreement as a "Competitor" and the activities described in part (A) as "Competing Activities");

              (ii) acquire or fail to dispose of any stock or other ownership interest in any Competitor, other than investments equal to less than one per cent of the outstanding stock of any class issued by any publicly traded company;

              (iii) undertake any Competing Activities in the Prohibited Territory for his own account;

              (iv) solicit or seek business from any of the Company's customers, prospective customers, suppliers, or prospective suppliers; or

              (v) hire or engage any employee of the Company or induce any employee of the Company to leave his or her employment with the Company on behalf of any Competitor.


          (b) Upon termination of the Agreement (i) by the Company without Cause or (ii) by Employee for Good Reason, provided that the Company does not at such time have grounds for termination for Cause, the Company shall pay to Employee an amount equal to the sum referred to in Section 8(c) of the Agreement as further consideration for Employee's agreement not to compete with the Company during the Noncompetition Period.

          (c) In consideration of the payment provided in part (b) above and the options in bonus in Sections 2 and 3 above, Employee agrees that Section 8(c) of the Agreement shall be amended by deleting the words two times in the second line thereof.

          6. Remedies. (a) Without intending to limit the remedies available to the Company, Employee acknowledges that a breach or threatened breach of any of the covenants contained in Sections 4 and 5 may result in material irreparable injury to the Company or one of its subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order, a preliminary or permanent injunction, or other comparable provisional or equitable relief restraining Employee from engaging in activities prohibited by Sections 4 or 5, and such other relief as may be required to enforce specifically any of the covenants in such Sections. Employee agrees to personal jurisdiction of any state or federal court in the State of Texas in any proceeding brought by the Company to enforce Employee's covenants under Sections 4 and 5.

          (b) If in any action brought by the Company to enforce Employee's breach or threatened breach of any of Employee's covenants contained in Sections 4 and 5 in which a preliminary or final order of the Court includes a finding that Employee willfully breached his obligations under Section 4 or 5, the Company shall be entitled to recover from Employee the Company's reasonable attorneys' fees incurred in connection with the action.

          (c) If Employee materially breaches any of his obligations under Sections 4 and 5, in addition to any other remedies available to Company under the Agreement, at law, or in equity, the Employee shall forfeit his right to receive the options described in Section 2 above, and the amount of the increase in Employee's bonus pursuant to Section 3 hereof, including without limitation any such benefits already received. To the extent any payments and benefits already received are so forfeited, the Employee shall promptly return such payments and benefits to the Company.

          (d) Nothing in Section 13 of the Agreement shall prevent the Company from seeking equitable relief pursuant to this Section 6.

          7.  Reformation.  (a) The Employee agrees that the restrictions in
Section 5 are reasonable in scope and duration in light of the Company's business and competitors.

          (b) If any provision of Section 5 or 6 is held by a court or arbitrator to be unreasonable in scope or duration, the court or arbitrator shall, to the extent permitted by law, reform such provision so that it is enforceable, and enforce the applicable provision as so reformed. Reformation pursuant to this Section 7 shall not affect any other provision of the Agreement or render the Agreement unenforceable or void.

          8. Survival. The provisions of Sections 4 through 7 of this Amendment shall survive termination of the Agreement for any reason.

          9. Agreement remains in force. As modified by this Amendment, the Agreement remains in full force and effect. In the event of any conflict between this Amendment and the Agreement, this Amendment shall control.



Company:  D.R. Horton, Inc.      EMPLOYEE:



By:  /s/ D.R. Horton, Inc.          /s/ Bruce F. Dickson
     ---------------------       -----------------------------
                                 Bruce F. Dickson